EXHIBIT 4.1

KENNY S&P EVALUATION SERVICES
A Division of J.J. Kenny Co., Inc.
65 Broadway
New York, New York 10006-2511
Telephone 212/770-4422
Fax 212/797-8681
Frank A. Ciccotto, Jr.
Vice President


                                                               FEBRUARY 13, 1997

MERRILL LYNCH PIERCE FENNER & SMITH INCORPORATED
DEFINED ASSET FUNDS
P.O. BOX 9051
PRINCETON, NJ 08543-9051

THE CHASE MANHATTAN BANK
CUSTOMER SERVICE RETAIL DEPARTMENT
BOWLING GREEN STATION
P.O. BOX 5187
NEW YORK, NY 10274-5187

RE: MUNICIPAL INVESTMENT TRUST FUND, INSURED SERIES--302, DEFINED ASSET FUNDS

Gentlemen:

     We have examined the Registration Statement File No. 333-15629 for the above captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J. J. Kenny Co., Inc. as evaluator.


     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the Evaluation Report.

     You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                          Sincerely,

                                          FRANK A. CICCOTTO, JR.
                                          Vice President